UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2014

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio		44258
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics or Waiver of a Provision of the Code of Ethics.

On April 29, 2014, the Board of Directors of RPM International Inc. (the “Company”) adopted a new code of business conduct and ethics (entitled “The Values & Expectations of 168” and referred to herein as the “Values & Expectations”) which applies to all directors, officers, and employees of the Company. The Values & Expectations clarify certain provisions of the Company’s prior code of business conduct and ethics with respect to expectations for personal conduct across numerous topic areas, emphasize individual responsibility and accountability, encourage reporting and dialogue about ethics concerns, and focus on the core principles of integrity, commitment, responsible entrepreneurship and moral courage.

The description of the Values & Expectations contained in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the Values & Expectations, which is publicly available on the Company’s website at www.rpminc.com/about-rpm/worldwide-code-guidelines/. In addition, stockholders may request a copy of the Values & Expectations, free of charge, by contacting the Company’s Manager of Investor Relations or through the Company’s website at www.rpminc.com.

The adoption of the Values & Expectations did not relate to or result in any waiver, explicit or implicit, of any provision of the Company’s prior code of business conduct and ethics. The Company will disclose any future amendments to, or waivers (for directors or executive officers) from, the Values & Expectations on the Company’s website promptly following the date of any such amendment or waiver.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date: May 5, 2014

/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer